Exhibit 99.2

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
July 22, 2004

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq Symbol: CNXS

CNS, Inc. Reports Fiscal 2005 First-Quarter Results

• First-quarter fully diluted EPS of 11 cents • First quarter sales down 6% versus year ago • On track for Clear strips relaunch in September quarter

        MINNEAPOLIS, July 22 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for the fiscal 2005 first quarter ended June 30, 2004. Net sales for the quarter were $16.5 million versus $17.5 million in the prior-year period. Net income was $1.7 million, or $0.11 per fully diluted share, compared to $2.8 million, or $0.20 per fully diluted share, in the same period last year.

        “As anticipated, our first quarter operating profits were below a year ago as the company takes the needed steps to build a solid foundation for future growth of the Breathe Right brand both domestically and internationally,” commented Marti Morfitt, CNS’s president and CEO.

        Morfitt said CNS is taking a number of steps to build future revenues. In its current fiscal year, CNS is sharpening its focus on expanding the market penetration of Breathe Right nasal strips in the United States and abroad, and further growing the FiberChoice brand. The company’s efforts include the following:

•	relaunching Clear nasal strips beginning late in the September quarter, targeting consumers with sensitive skin types;

•	preparation of new products for launch next year under both the Breathe Right and FiberChoice brands;

•	testing of marketing initiatives designed to drive significant long-term increases in household penetration and consumer demand for Breathe Right nasal strips; and

•	preparation of key international markets for strong growth in late fiscal 2005 and beyond.

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CNS, Inc. Reports Fiscal 2005 First-Quarter Results

        CNS generated $1.4 million in cash from operations during the first quarter of fiscal 2005. The company ended the quarter with $50.2 million in cash and marketable securities. Yesterday, CNS announced a regular quarterly dividend of $0.05 per share, payable on September 3, 2004, to shareholders of record as of August 20, 2004.

First-Quarter Product Results

        Domestic Breathe Right sales in the 2005 first quarter totaled $12.0 million versus $12.5 million in the prior-year period, as customers worked through higher retail inventories following an abbreviated cold and flu season.

        International sales of Breathe Right products in the 2005 first quarter totaled $1.9 million compared to $2.9 million in the same period last year. This anticipated reduction in sales resulted primarily from no product shipments to Japan in the first quarter. The company’s distributor in Japan is working through high inventory levels associated with an unusually mild allergy season in February and March. CNS expects shipments to Japan to resume in the fiscal third quarter.

        Sales of FiberChoice chewable fiber tablets grew 24 percent to $2.5 million in the first quarter versus $2.0 million in the prior-year period.

Outlook for Fiscal 2005

        Due to the first quarter shortfall in sales and the normal uncertainties associated with the cold and flu season occurring in the fiscal third and fourth quarters, CNS is widening its estimated range for sales in the current fiscal year. For the 2005 fiscal year ending March 31, 2005, CNS anticipates that sales will be between $87 million and $93 million, from flat to a 7% increase versus the prior year. Because of anticipated favorable expense management, the company’s estimate for fully diluted earnings per share remains unchanged from previous estimates. Fully diluted earnings per share in fiscal 2005 are estimated to range between $0.63 and $0.68, an increase of 7 to 16 percent over fiscal 2005.

        Sales during the first half of fiscal 2005 will be constrained by the lack of a new product in fiscal 2005, as well as high inventory levels at the distributor in Japan. Advertising and promotion expense will be phased more evenly and earlier in fiscal 2005 to support increased allergy usage of nasal strips in the first half of the fiscal year and the relaunch of Clear nasal strips in the second quarter. During the first half of the year, CNS will test a number of marketing programs designed to accelerate future growth of Breathe Right nasal strips, and will increase spending on new product development. As a result, operating

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CNS, Inc. Reports Fiscal 2005 First-Quarter Results

profit growth will be concentrated in the second half of fiscal 2005, with operating profit declines expected in the first half of the year. The company anticipates operating profit margins to be more consistent from quarter to quarter during fiscal 2005 than they have been in prior years, when advertising and promotion expense was more heavily concentrated in the cold and flu season.

        CNS expects net sales for the fiscal second quarter ending September 30, 2004, in the range of $19 million to $21 million, compared to net sales of $20.6 million in the second quarter of last year. Second-quarter earnings are estimated between $0.18 and $0.23 per fully diluted share, versus earnings of $0.29 per fully diluted share in the prior-year period.

Conference Call Webcast

        A conference call to review the first-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the first-quarter conference call may also be accessed by dialing toll-free 800-405-2236, conference call ID 11002317, between 6 p.m. CT on Thursday, July 22, until 6 p.m. CT on Thursday, July 29.

About CNS, Inc.

        CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

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CNS, Inc. Reports Fiscal 2005 First-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2004	2003
Net sales	$16,531	$17,497
Cost of goods sold	5,394	5,470

Gross profit	11,137	12,027

Operating expenses:
Advertising and promotion	5,148	4,465
Selling, general and administrative	3,578	3,341

Total operating expenses	8,726	7,806

Operating income (loss)	2,411	4,221
Investment income	214	194

Income (loss) before income taxes	2,625	4,415
Income tax expense	952	1,634

Net income (loss)	$1,673	$2,781

Diluted net income (loss) per share	$.11	$.20

Weighted average number of common and
assumed conversion shares outstanding	14,570	14,238

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CNS, Inc. Reports Fiscal 2005 First-Quarter Results

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share amounts)

	June 30, 2004	March 31, 2004
Current assets:
Cash and marketable securities	$50,192	$49,421
Accounts receivable, net	8,353	11,394
Inventories	3,994	4,132
Other current assets	3,455	4,843

Total current assets	65,994	69,790
Long-term assets	3,613	3,744

Total assets	$69,607	$73,534

Current liabilities	9,836	14,890
Stockholders’ equity	59,771	58,644

Total liabilities and stockholders’ equity	$69,607	$73,534

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